Exhibit 10.3

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.]

First Amendment To

License Agreement

This First Amendment To License Agreement (this “First Amendment”) is entered into as of the 8th day of May, 2023 (the “First Amendment Effective Date”), by and between Cordis US Corp., a Delaware corporation, with offices at 14201 NW 60th Ave., Miami Lakes, FL  33014 (as successor in interest to Cordis Corporation, hereinafter referred to either as “Cordis”  or a “Party”), and Silk Road Medical, Inc., a Delaware corporation, with its principal office at 1213 Innsbruck Drive, Sunnyvale, CA, 94089 (“SRM”, a “Party”, and collectively with Cordis, the  “Parties”).

WHEREAS,  Cordis and SRM entered into a License Agreement on December 17, 2010 (the “License Agreement”) whereby Cordis licensed to SRM certain intellectual property related to the PRECISE® Carotid Stent System, including the right to reference, and obtain from Cordis,  certain technical documentation, which agreement is set to expire on a country-by-country basis upon expiration of the last-to-expire Cordis patents licensed thereunder;

WHEREAS,  Cordis and SRM additionally entered into a Supply Agreement having an effective date of October 21, 2011,  and amended as of March 12, 2012, July 12, 2012, April 19, 2013, April 9, 2018 and contemporaneous herewith  (collectively, the “Supply Agreement”) whereby Cordis agreed to supply SRM with Products (as defined therein),  which agreement is set to expire upon termination in full of the License Agreement;

WHEREAS,  in view of the pending expiration of the License Agreement, Cordis and SRM intend to further amend the Supply Agreement in order to solidify a continuation of the long-term partnership between the Parties that is mutually beneficial to SRM and Cordis; and

WHEREAS,  in connection therewith, SRM and Cordis desire to amend the License Agreement,  as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the License Agreement as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this First Amendment shall have the respective meanings given to such terms in the License Agreement (as amended hereby).
2. Amendment.
2.1. All references to “Nitinol Devices and Components, Inc.” or “NDC” in the License Agreement shall be deemed to refer to Confluent Medical, Inc.
2.2. Section 3.2 of the License Agreement is hereby replaced in its entirety with the following new Section 3.2:

“3.2 (a) Royalty.  SRM shall pay to Cordis, on a calendar quarter basis through [***], royalties equal to [***] percent ([***]%), of Net Sales during the preceding quarterly period, in accordance with Section 3.2(c) below.

(b) License Fee.  SRM shall pay to Cordis, on a calendar quarter basis, beginning as of [***] and continuing for the remainder of the Term, a  license fee in an amount equal to [***] percent ([***]%) of Net Sales. For clarity, for all purposes of this Agreement, from and after expiry of all applicable Cordis Patent Rights in a country, all references in this Agreement to “Licensed Products” shall be deemed to refer to a stent delivery system with a PRECISE carotid stent (or any modification or successor to the PRECISE carotid stent, as agreed to by the Parties), for use only for transcervical implantation. The Parties acknowledge and agree that such license fee payable under this Agreement is in consideration of certain performance and undertakings by Cordis, including without limitation Cordis providing and permitting SRM to refer to and utilize, as applicable, (v) the Cordis Technology, (w) the Letter of Authorization and Right of Access Letter, (x)  clinical data, materials and other information contained in the Cordis PMA, the Design Dossier and related documentation, (y) annual PMA reports and related documents, and (z) all relevant know-how and other information in connection with the technology transfers contemplated herein.

(c) Payment Terms.  SRM shall pay such royalties or license fees, as applicable, to Cordis within sixty (60) days following the end of each such calendar quarterly period.”

2.3. Section 6.1(a) of the License Agreement is hereby replaced in its entirety with the following new Section 6.1(a).

“6.1Manufacturer.  (a) Subject to Section 6.5, SRM will work exclusively with either (i) Cordis; or (ii) Confluent (“Manufacturer”) for the development, manufacture and supply of Licensed Products and Licensed Methods.  The consent by Cordis to participate as a Manufacturer shall be at the sole discretion of Cordis.  In the event that (y)  the acting Manufacturer fails to supply the Licensed Products to SRM in accordance with the terms of the applicable supply agreement between SRM and such Manufacturer, or (z)  Cordis elects to terminate the Supply Agreement in accordance with Section 11.3.1 thereof, SRM may seek to continue manufacturing the Licensed Product with the other Manufacturer or a third party manufacturer (who would then be considered a Manufacturer under this Agreement) but only with the advance written consent of Cordis, such consent shall not be unreasonably withheld.”

2.4. Article 11 of the License Agreement is hereby replaced in its entirety with the following new Article 11:

“11.  TRANSFERABILITY

11.1 General.  [***].”

2.5. Section 12.1 of the License Agreement is hereby replaced in its entirety with the following new Section 12.1:

“12.1 Term.  This Agreement shall be effective as of the Effective Date and remain in full force and effect,  unless earlier terminated either (i) by mutual written agreement of the Parties or (ii) as otherwise provided for in this Agreement  (the “Term”).”

2.6. Section 12.4(b) of the License Agreement is hereby replaced in its entirety with the following new Section 12.4(b):

“(b) After the effective date of any termination of this Agreement, other than a termination for failure to make any payment due under this Agreement, SRM or its assignee/successor may continue to sell, lease, transfer or otherwise distribute all Licensed Products that are in its possession, or which are provided by Cordis after the effective date of such termination, pursuant to the Supply Agreement.  SRM shall provide regular reporting to Cordis regarding the sale or distribution of Licensed Products on a quarterly basis, with the first such report being due at the end of the first calendar quarter following the effective date of such termination, until all Licensed Product inventory has been depleted.”

2.6Section 14.4 of the License Agreement is hereby replaced in its entirety with the following Section 14.4:

“14.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles and as necessary the laws of the United States of America.”

3. Miscellaneous

3.1. Effect.    Except as and to the extent amended by this First Amendment, the License Agreement shall remain in full force and effect in accordance with its terms.  To the extent permitted by Applicable Laws (as defined in the Supply Agreement), each Party hereby waives any claim against the other Party arising under the License Agreement prior to the First Amendment Effective Date;  provided that with respect to any such claims related to a failure to supply (as determined in accordance with Section 13.2 of the Supply Agreement) by SRM against  Cordis, such waiver shall be effective solely upon Cordis’s manufacture and delivery of all quantities of Product (as defined in the Supply Agreement) ordered by SRM under the Supply

Agreement prior to the First Amendment Effective Date.    For clarity, and notwithstanding the foregoing or anything to the contrary herein, SRM does not waive any claims pursuant to this Section 3.1 (i) arising on or after the First Amendment Effective Date, even if related to Licensed Products supplied by Cordis prior to the First Amendment Effective Date or (ii) with respect to Licensed Product quality or conformity with the Specifications (as defined in the Supply Agreement), even if arising prior to the First Amendment Effective Date.   In the event of any conflict between the terms of the License Agreement and this First Amendment, the terms and conditions of this First Amendment shall control, solely to the extent of such conflict.

3.2. Counterparts.    This First Amendment may be executed in two (2) or more counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this First Amendment by their duly authorized representatives effective as of the First Amendment Effective Date.

CORDIS US CORP.		SILK ROAD MEDICAL, INC.
By:	/s/ Shahriar Matin	By:	/s/ Erica Rogers
Print:	Shahriar Matin	Print:	Erica Rogers
Title:	CEO	Title:	CEO
Date:	May 8th, 2023	Date:	May 8, 2023

145349618.7